Exhibit 23(H)(3)

                          OPERATING SERVICES AGREEMENT
                            FOR AVALON TRUST COMPANY

     This Agreement is made and entered into as of the 15TH day of October, 1999, by and between Declaration Trust, a Pennsylvania business trust ("Trust"), and Avalon Trust Company, a regulated trust company operating under the laws of the State of New Mexico ("Manager").

     WHEREAS, Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "Act") and is authorized to issue shares representing interests in an unlimited number of series of shares of its stock, each series known as a mutual fund; and

     WHEREAS, Trust presently issues shares representing interests in, among others, a series of Trust known as The Water Fund (the "Portfolio"); and

     WHEREAS, Manager is an independent trust company operating as a corporation under the laws of the State of New Mexico and engages in the business of asset management and the provision of certain other administrative and recordkeeping services in connection therewith; and

     WHEREAS, Manager desires to enter into an arrangement with Trust whereby Manger assumes responsibility for the costs of certain operational services which are necessary for the day-to-day operations of the Portfolio for the compensation and on the terms and conditions hereinafter set forth, and Trust wishes to accept such an arrangement;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, Trust and Manager agree as follows:

     1. Obligations of Manager

     (a) Services. Manager shall assume responsibility for the payment of the contractually mandated costs and expenses incurred by entities that have entered into servicing agreements with the Trust to provide the following services to the Portfolio in the manner and to the extent that such services are reasonably necessary for the operation of the Portfolio (collectively the "Services"):

     (1) accounting services and functions, including costs and expenses of any independent public accountants;

     (2) dividend disbursing agent, dividend reinvestment agent, transfer agent, and registrar services and functions (including answering inquiries related to shareholder Portfolio accounts);

     (3) custodian and depository services and functions;

     (4) distribution, marketing, and/or underwriting services;

     (5) independent pricing services;

     (6) preparation of reports describing the operations of the Portfolio, including the costs of providing such reports to broker-dealers, financial institutions and other organizations which render services and assistance in connection with the distribution of shares of the Portfolio;

     (7) sub-accounting and recordkeeping services and functions (other than those books and records required to be maintained by Manager under the Investment Advisory Agreement between Trust and Manager dated October 15, 1999), including maintenance of shareholder records and shareholder information concerning the status of their Portfolio accounts by investment advisors, broker-dealers, financial institutions, and other organizations on behalf of Manager;

     (8) shareholder and board of trustees communication services, including the costs of preparing, printing and distributing notices of shareholders' meetings, proxy statements, prospectuses, statements of additional information, Portfolio reports, and other communications to Trust's Portfolio shareholders, as well as all expenses of shareholders' and board of trustees' meetings, including the compensation and reimbursable expenses of the trustees of Trust attributable to the Portfolio;

     (9) other day-to-day administrative services, including the costs of designing, printing, and issuing certificates representing shares of the Portfolio, and premiums for the fidelity bond maintained by Trust attributable to the Portfolio pursuant to Section 17(g) of the Act and rules promulgated thereunder (except for such premiums as may be allocated to third parties, as insureds thereunder).

     (10) the costs of registering and maintaining the registration of shares of the Portfolio for sale in the various states and territories of the United States ("Blue Sky Registrations"). In regard to Blue Sky Registrations, Manager shall determine, in its sole discretion, the states and territories in which the shares of the Portfolio shall be registered for sale.

     (b) Exclusions from Service. Notwithstanding the provisions of Paragraph 1(a) above, the Services shall not include and Manager will not be responsible for any of the following:

     (1) brokers' commissions, issue and transfer taxes, and other costs chargeable to Trust or the Portfolio in connection with securities transactions to which Trust or the Portfolio is a party or in connection with securities owned by Trust or the Portfolio;

     (2) interest on indebtedness, if any, incurred by Trust or the Portfolio;

     (3) taxes, including franchise, income, issue, transfer, business license, and other corporate fees payable by Trust or the Portfolio to federal, state, county, city, or other governmental agents;

     (4) expenses of counsel to Trust or the Portfolio  relating to  litigation;
and

     (5) other extraordinary expense of Trust or Portfolio.

     (b) Trust and Manager have entered into an Investment Company Services Agreement with Declaration Service Company ("DSC") and a Distribution Agreement with Declaration Distributors, Inc. ("DDI") wherein DDI and DSC will provide the services to the Portfolio as described above. Trust and Manager agree that the compensation to be paid to DDI and DSC under their respective agreements is fair and reasonable, and that Trust has the sole authority to amend, terminate, renew or alter such agreement.

     (c) Trust and Manager agree that the compensation to be paid to Manager under this Agreement may not be sufficient to pay the costs of the Services as described above, in which event Manager agrees to make up any shortfalls from its own resources. Conversely, Manager and Trust agree that the compensation to be paid to Manager under this Agreement may exceed the costs of the Services as described above, in which event Manager shall be entitled to keep the excess.

     Trust and Manager acknowledge and agree that the Portfolio is one of a number of series of Trust currently offering shares to the public and that each series of Trust shares responsibility for the payment of certain expenses common to all such series according to an expense allocation plan previously adopted by the Board of Trustees of Trust. Trust and Manager expressly warrant, covenant and agree that the Services to be provided to the Portfolio, and the expenses to be paid therefore by Manager, are subject to and limited by such expense allocation plan.

     2. Obligations of Trust

     (a) Fee. Trust will pay to Manager on the last day of each month a fee at an annual rate equal to 0.50% of average net asset of the Portfolio, such fee to be computed daily based upon the net asset value of the Portfolio as determined by a valuation made in accordance with Trust's procedure for calculating Portfolio net asset value as described in the Portfolio's Prospectus and/or Statement of Additional Information. During any period when the determination of the Portfolio's net asset value is suspended by the trustees of Trust, the net asset value of a share of the Portfolio as of the last business day prior to such suspension shall, for the purpose of this Paragraph 2(a), be deemed to be the net asset value at the close of each succeeding business day until it is again determined.

     (b) Information. Trust will, from time to time, furnish or otherwise make available to Manager such information relating to the business and affairs of the Portfolio as Manager may reasonably require in order to discharge its duties and obligations hereunder.

     3. Term. This Agreement shall remain in effect until October 15, 2001, and from year to year thereafter provided such continuance is approved at least annually by (1) the vote of a majority of the Board of Trustees of Trust and (2) a vote of a majority of the trustees of Trust who are not parties to this Agreement or "interested persons" (as defined in the Act) of any such party; provided, however, that;

     (a) Trust may, at any time and without the payment of any penalty, terminate this Agreement upon 60 days written notice to Manager;

     (b) the Agreement shall immediately terminate in the event of its assignment (within the meaning of the Act and the Rules thereunder); and

     (c) Manager may terminate this Agreement without payment of penalty on 60 days written notice to Trust.

     4. Notices. Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement will be in writing and will be delivered in person or sent by first class mail, postage prepaid or by prepaid overnight delivery service to the respective parties as follows:

If to Trust:                       If to Manager:
Declaration Trust                  Avalon Trust Company
555 North Lane, Suite 6160         125 Lincoln Avenue, Suite 100
Conshohocken, PA  19428            Santa Fe, NM  87501-2052
Attention:  Terence P. Smith       Attention:  Roger Decort
President                          President & Chief Executive Officer

     5. Miscellaneous

     (a) Choice of Law. This Agreement shall be construed in accordance with the laws of the State of Pennsylvania and the applicable provisions of the Act. To the extent the applicable law of the State of Pennsylvania or any of the provisions of this Agreement conflict with the applicable provisions of the Act, the provisions of the Act shall control.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement to be effective as of the day and year first above written.

DECLARATION TRUST                       AVALON TRUST COMPANY

_________________________________       ______________________________
By: Terence P. Smith                    By: Roger Decort
President                               President & Chief Executive Officer


ATTEST:                                 ATTEST:

_______________________________         ______________________________
By:  ___________________________        By:  __________________________
Secretary                               Secretary
[Corporate Seal]                        [Corporate Seal]